Exhibit 10.1

EXCHANGE AND SUPPORT AGREEMENT

THIS EXCHANGE AND SUPPORT AGREEMENT made as of the 16th day of September, 2022, among Rumble Inc. (formerly CF Acquisition Corp. VI), a corporation existing under the laws of Delaware (“SPAC”), 1000045728 Ontario Inc., a corporation incorporated under the laws of Ontario (“ExchangeCo”), 1000045707 Ontario Inc., a corporation incorporated under the laws of Ontario (“Callco”), and the persons who hold Exchangeable Shares of ExchangeCo and are bound by this agreement (the “Beneficiaries”).

RECITALS:

(A)	in connection with a business combination agreement (the “Business Combination Agreement”) made as of December 1, 2021 between SPAC and Rumble Inc. (“Rumble”), the Exchangeable Shares are to be issued to certain holders of securities of Rumble pursuant to the Plan of Arrangement contemplated by the Business Combination Agreement; and

(B)	this agreement is required to be entered into pursuant to the Business Combination Agreement.

In consideration of the foregoing and the mutual agreements contained herein (the receipt and sufficiency of which are acknowledged), the parties agree as follows:

Article 1
DEFINITIONS AND INTERPRETATION

1.1	Defined Terms

Each initially capitalized term used and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions (collectively, the “Share Provisions”) attaching to the Exchangeable Shares as set out in the articles of ExchangeCo and the following terms shall have the following meanings:

“affiliate” has the meaning ascribed thereto in National Instrument 45-106 — Prospectus Exemptions, as amended; provided, however, Founder and his Permitted Transferees shall not be considered to be an affiliate of SPAC, CallCo or ExchangeCo for the purposes hereof.

“Automatic Exchange Right” means the benefit of the obligation of SPAC to effect the automatic exchange of Exchangeable Shares for SPAC Shares pursuant to Section 3.8.

“Automatic Exchange Right Purchase Price” has the meaning ascribed thereto in Section 3.8(c).

“Beneficiaries” means the initial registered holders set forth on Schedule 1 hereto and any other registered holders from time to time of Exchangeable Shares who becomes a party to this agreement, other than SPAC or its affiliates.

“business day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Toronto, Ontario or New York, New York.

“Callco” means 1000045707 Ontario Inc., a corporation incorporated under the laws of Ontario, and any successor thereto.

“certificate” means a share certificate or direct registration statement, evidencing ownership of a share.

“Equivalent Dividend” has the meaning ascribed thereto in Section 2.1(a).

“Equivalent Stock Subdivision” has the meaning ascribed thereto in Section 2.1(a).

“Exchange Right” has the meaning ascribed thereto in Section 3.1(a).

“Exchange Right Purchase Price” has the meaning ascribed thereto in Section 3.3.

“including” means “including without limitation” and “includes” means “includes without limitation”.

“Insolvency Event” means (i) the institution by ExchangeCo of any proceeding to be adjudicated a bankrupt or insolvent or to be wound up, or the consent of ExchangeCo to the institution of bankruptcy, insolvency or winding-up proceedings against it, or (ii) the filing by ExchangeCo of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, including the Companies Creditors’ Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), or the failure by ExchangeCo to contest in good faith any such proceedings commenced in respect of ExchangeCo within 30 days of becoming aware thereof, or the consent by ExchangeCo to the filing of any such petition or to the appointment of a receiver, or (iii) the making by ExchangeCo of a general assignment for the benefit of creditors, or the admission in writing by ExchangeCo of its inability to pay its debts generally as they become due, or (iv) ExchangeCo not being permitted, pursuant to solvency requirements of applicable law, to redeem any Retracted Shares pursuant to Section 6(7) of the Share Provisions.

“Liquidation Event” has the meaning ascribed thereto in Section 3.8(b).

“Liquidation Event Effective Date” has the meaning ascribed thereto in Section 3.8(c).

“Other Corporation” has the meaning ascribed thereto in Section 4.4(c).

“Other Shares” has the meaning ascribed thereto in Section 4.4(c).

“Permitted Transferees” has the meaning in the SPAC Charter.

“person” includes any individual, firm, partnership, limited partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Agency, syndicate or other entity, whether or not having legal status.

“SPAC Shares” means the Class A common stock in the capital of SPAC, and any other securities into which such shares may be changed.

“SPAC Successor” has the meaning ascribed thereto in Section 4.1(a).

“Transfer” has the meaning ascribed thereto in Section 3.10.

1.2	Interpretation Not Affected by Headings

The division of this agreement into Articles, Sections and other portions and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this agreement. Unless otherwise specified, references to an “Article” or “Section” refer to the specified Article or Section of this agreement.

1.3	Number, Gender

Words importing the singular number only shall include the plural and vice versa. Words importing any gender shall include all genders.

1.4	Date for any Action

If any date on which any action is required to be taken under this agreement is not a business day, such action shall be required to be taken on the next succeeding business day.

Article 2
COVENANTS OF SPAC AND EXCHANGECO

2.1	Covenants Regarding Exchangeable Shares

So long as any Exchangeable Shares not owned by SPAC or its affiliates are outstanding, SPAC shall, whether directly or indirectly through its subsidiaries or otherwise:

(a)	not declare or pay any dividend or make any other distribution on the SPAC Shares unless (i) ExchangeCo shall (A) on the same day declare or pay, as the case may be, an equivalent dividend or other distribution (as provided for in the Share Provisions) on the Exchangeable Shares (an “Equivalent Dividend”), and (B) have sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable law, of any such Equivalent Dividend, or (ii) ExchangeCo shall, in the case of a dividend that is a stock dividend on the SPAC Shares (A) effect a corresponding, contemporaneous and economically equivalent subdivision of the Exchangeable Shares in lieu of a stock dividend thereon (as provided for in the Share Provisions) in a similar proportion to that in respect of the SPAC Shares (an “Equivalent Stock Subdivision”), and (B) have sufficient authorized but unissued securities available to enable the Equivalent Stock Subdivision;

(b)	advise ExchangeCo sufficiently in advance of the declaration by SPAC of any dividend or other distribution on the SPAC Shares and take all such other actions as are necessary or desirable, in co-operation with ExchangeCo, to ensure that (i) the respective declaration date, record date and payment date for an Equivalent Dividend on the Exchangeable Shares shall be the same as the declaration date, record date and payment date for the corresponding dividend or other distribution on the SPAC Shares, or (ii) the record date and effective date for an Equivalent Stock Subdivision shall be the same as the record date and payment date for the corresponding stock dividend on the SPAC Shares;

(c)	ensure that the record date for any dividend or other distribution declared on the SPAC Shares is not less than 7 days after the declaration date of such dividend or other distribution;

(d)	take all such actions and do all such things as are necessary to enable and permit ExchangeCo, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price in respect of each issued and outstanding Exchangeable Share (other than Exchangeable Shares owned by SPAC or its affiliates) upon the liquidation, dissolution or winding-up of ExchangeCo or any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs, the delivery of a Retraction Request by a Beneficiary or a redemption of Exchangeable Shares by ExchangeCo, as the case may be, including all such actions and all such things as are necessary or desirable to enable and permit ExchangeCo to cause to be delivered SPAC Shares to the Beneficiaries in accordance with the provisions of Sections 5, 6 or 7, as the case may be, of the Share Provisions;

(e)	take all such actions and do all such things as are necessary or desirable to enable and permit Callco, in accordance with applicable law, to perform its obligations arising upon the exercise by it of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, including all such actions and all such things as are necessary or desirable to enable and permit Callco to cause to be delivered SPAC Shares to the Beneficiaries in accordance with the provisions of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, as the case may be; and

(f)	not exercise its vote or other right as either a shareholder or creditor to initiate the voluntary liquidation, dissolution or winding up of ExchangeCo or any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs, nor take any action or omit to take any action (which, for greater certainty, shall not require SPAC to advance additional funding to, or make an investment in, ExchangeCo) that is designed to result in the liquidation, dissolution or winding up of ExchangeCo or any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs.

2.2	Contribution and Segregation of Funds

SPAC shall contribute, or cause to be contributed, to ExchangeCo (as a capital contribution or as the subscription price for shares of ExchangeCo) from time to time sufficient funds, assets or other property as is necessary to enable ExchangeCo to pay the dividends required to be paid by ExchangeCo on the Exchangeable Shares as the result of dividends being declared on the SPAC Shares, which funding shall occur in sufficient time to permit ExchangeCo to pay any such dividends in accordance with the Share Provisions. In addition, ExchangeCo shall from time to time deposit a sufficient amount of funds in a separate account of ExchangeCo and segregate a sufficient amount of such other assets and property as is necessary to enable ExchangeCo to pay dividends on the Exchangeable Shares when due and to pay or otherwise satisfy its respective obligations under Sections 5, 6 and 7 of the Share Provisions, as applicable, and ExchangeCo shall use such funds, assets and property so segregated exclusively for such purposes.

2.3	Reservation of SPAC Shares

SPAC hereby represents, warrants and covenants in favour of ExchangeCo, Callco and the Beneficiaries that SPAC has reserved for issuance and shall, at all times while any Exchangeable Shares (other than Exchangeable Shares held by SPAC or its affiliates) are outstanding, keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of SPAC Shares (or other shares or securities into which SPAC Shares may be reclassified or changed as contemplated by Section 2.7): (a) as is equal to the sum of (i) the number of Exchangeable Shares issued and outstanding from time to time and (ii) the number of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares outstanding from time to time; and (b) as are now and may hereafter be required to enable and permit SPAC to meet its obligations under any security or commitment pursuant to which SPAC may now or hereafter be required to issue SPAC Shares, to enable and permit Callco to meet its obligations under each of the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right and to enable and permit ExchangeCo to meet its obligations hereunder and under the Share Provisions.

2.4	Notification of Certain Events

In order to assist SPAC to comply with its obligations hereunder and to permit Callco to exercise, as the case may be, the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right, ExchangeCo shall notify SPAC and Callco of each of the following events at the time set forth below:

(a)	in the event of any determination by the Board of Directors of ExchangeCo to institute voluntary liquidation, dissolution or winding-up proceedings with respect to ExchangeCo or to effect any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution;

(b)	promptly, upon the earlier of receipt by ExchangeCo of notice of and ExchangeCo otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of ExchangeCo or to effect any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs;

(c)	immediately, upon receipt by ExchangeCo of a Retraction Request;

(d)	on the same date on which notice of redemption is given to Beneficiaries, upon the determination of a Redemption Date in accordance with the Share Provisions; and

(e)	as soon as practicable upon the issuance by ExchangeCo of any Exchangeable Shares (other than the issuance of Exchangeable Shares pursuant to the Arrangement).

2.5	Delivery of SPAC Shares to ExchangeCo and Callco

In furtherance of its obligations under Section 2.1(d) and Section 2.1(e), upon notice from ExchangeCo or Callco of any event that requires ExchangeCo or Callco to cause to be delivered SPAC Shares to any Beneficiary, SPAC shall forthwith and in any event not less than one business day prior to the relevant Liquidation Date, Retraction Date or Redemption Date, as applicable, allot, issue and deliver or cause to be delivered to the Transfer Agent on behalf of the relevant Beneficiary, as directed by ExchangeCo or Callco, the requisite number of SPAC Shares to be allotted to, received by, and issued to or to the order of, the former holder of the surrendered Exchangeable Shares (but, for the avoidance of doubt, not to ExchangeCo or Callco). All such SPAC Shares shall be duly authorized and validly issued as fully paid and which on issue will be admitted to listing and trading by the Principal Exchange (subject to official notice of issuance). All such SPAC Shares that are Marketable Securities upon issuance shall be issued free and clear of any lien, claim or encumbrance (without any restrictive legends) or, if any such shares are not Marketable Securities, such shares shall be made subject to an appropriate restrictive legend as reasonably determined by ExchangeCo. In consideration of the issuance and delivery of each such SPAC Share, ExchangeCo or Callco, as the case may be, shall ascribe a cash amount or pay a purchase price to SPAC equal to the Current Market Price of such SPAC Shares (which may be satisfied through the issuance of common shares of ExchangeCo or Callco, as the case may be, to SPAC).

2.6	Qualification of SPAC Shares

SPAC shall use its commercially reasonable efforts (which, for greater certainty, shall not require SPAC to consent to a term or condition or approval which SPAC reasonably determines could have a material adverse effect on SPAC) to cause all SPAC Shares (or such other shares or securities) to be delivered hereunder to be listed, quoted or posted for trading on the Principal Exchange on which outstanding SPAC Shares (or such other shares or securities) have been listed by SPAC and remain listed and are quoted or posted for trading at such time.

2.7	Economic Equivalence

So long as any Exchangeable Shares not owned by SPAC or its affiliates are outstanding:

(a)	SPAC shall not, without the prior approval of ExchangeCo and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 11(3) of the Share Provisions:

(i)	issue or distribute SPAC Shares (or securities exchangeable for or convertible into or carrying rights to acquire SPAC Shares) to the holders of all or substantially all of the then outstanding SPAC Shares by way of stock dividend or other distribution, other than an issue of SPAC Shares (or securities exchangeable for or convertible into or carrying rights to acquire SPAC Shares) to holders of SPAC Shares (i) who exercise an option to receive dividends in SPAC Shares (or securities exchangeable for or convertible into or carrying rights to acquire SPAC Shares) in lieu of receiving cash dividends, or (ii) pursuant to any dividend reinvestment plan or similar arrangement;

(ii)	issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding SPAC Shares entitling them to subscribe for or to purchase SPAC Shares (or securities exchangeable for or convertible into or carrying rights to acquire SPAC Shares) other than pursuant to the issuance and distribution to holders of SPAC Shares of rights to purchase equity securities of SPAC under a “poison pill” or similar shareholder rights plan (and upon exchange of Exchangeable Shares for SPAC Shares, such SPAC Shares shall be issued together with a corresponding right under such plan); or

(iii)	issue or distribute to the holders of all or substantially all of the then outstanding SPAC Shares (A) shares or securities (including evidence of indebtedness) of SPAC of any class (other than SPAC Shares or securities convertible into or exchangeable for or carrying rights to acquire SPAC Shares), or (B) rights, options, warrants or other assets other than those referred to in Section 2.7(a)(ii);

unless in each case the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Shares and at least seven days prior written notice thereof is given to the Beneficiaries; provided that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by SPAC in order to give effect to and to consummate, or in furtherance of or otherwise in connection with, the transactions contemplated by, and in accordance with, the Plan of Arrangement.

(b)	SPAC shall not, without the prior approval of ExchangeCo and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 11(3) of the Share Provisions:

(i)	subdivide, redivide or change the then outstanding SPAC Shares into a greater number of SPAC Shares;

(ii)	reduce, combine, consolidate or change the then outstanding SPAC Shares into a lesser number of SPAC Shares; or

(iii)	reclassify or otherwise change SPAC Shares or effect an amalgamation, merger, arrangement, reorganization or other transaction affecting SPAC Shares;

unless the same or an economically equivalent change shall simultaneously be made to, or in the rights of the holders of, the Exchangeable Shares and at least seven days prior written notice is given to the Beneficiaries.

(c)	SPAC shall ensure that the record date for any event referred to in Sections 2.7(a) or 2.7(b), or, if no record date is applicable for such event, the effective date for any such event, is not less than seven days after the date on which such event is declared or announced by SPAC (with contemporaneous notification thereof by SPAC to ExchangeCo).

(d)	The Board of Directors of ExchangeCo shall determine, acting in good faith and in its sole discretion, economic equivalence for the purposes of any event referred to in Sections 2.7(a) or 2.7(b) and each such determination shall be conclusive and binding on SPAC. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors of ExchangeCo to be relevant, be considered by the Board of Directors of ExchangeCo:

(i)	in the case of any stock dividend or other distribution payable in SPAC Shares, the number of such shares issued in proportion to the number of SPAC Shares previously outstanding;

(ii)	in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase SPAC Shares (or securities exchangeable for or convertible into or carrying rights to acquire SPAC Shares), the relationship between the exercise price of each such right, option or warrant and the Current Market Price of a SPAC Share;

(iii)	in the case of the issuance or distribution of any other form of property (including any shares or securities of SPAC of any class other than SPAC Shares, any rights, options or warrants other than those referred to in Section 2.7(d)(ii), any evidences of indebtedness of SPAC or any assets of SPAC), the relationship between the fair market value (as determined by the Board of Directors of ExchangeCo in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding SPAC Share and the Current Market Price of a SPAC Share; and

(iv)	in the case of any subdivision, redivision or change of the then outstanding SPAC Shares into a greater number of SPAC Shares or the reduction, combination, consolidation or change of the then outstanding SPAC Shares into a lesser number of SPAC Shares or any amalgamation, merger, arrangement, reorganization or other transaction affecting SPAC Shares, the effect thereof upon the then outstanding SPAC Shares.

(e)	ExchangeCo agrees that, to the extent required, upon due notice from SPAC, ExchangeCo shall use its best efforts to take or cause to be taken such steps as may be necessary for the purposes of ensuring that appropriate dividends are paid or other distributions are made by ExchangeCo, or subdivisions, redivisions or changes are made to the Exchangeable Shares, in order to implement the required economic equivalence with respect to the SPAC Shares and Exchangeable Shares as provided for in this Section 2.7.

2.8	Tender Offers

In the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to SPAC Shares (an “Offer”) is proposed by SPAC or is proposed to SPAC or its shareholders and is recommended by the board of directors of SPAC, or is otherwise effected or to be effected with the consent or approval of the board of directors of SPAC, and the Exchangeable Shares are not redeemed by ExchangeCo or purchased by SPAC pursuant to the Redemption Call Right, SPAC and ExchangeCo shall expeditiously and in good faith take all such actions and do all such things as are necessary or desirable to enable and permit Beneficiaries (other than SPAC and its affiliates) to participate in such Offer to the same extent and on an economically equivalent basis as the holders of SPAC Shares, without discrimination. Without limiting the generality of the foregoing, SPAC and ExchangeCo shall expeditiously and in good faith take all such actions and do all such things as are necessary or desirable to ensure that Beneficiaries may participate in each such Offer without being required to retract Exchangeable Shares as against ExchangeCo (or, if so required, to ensure that any such retraction shall be effective only upon, and shall be conditional upon, the closing of such Offer and only to the extent necessary to tender or deposit to the Offer). Nothing herein shall affect the rights of ExchangeCo to redeem (or Callco to purchase pursuant to the Redemption Call Right) Exchangeable Shares, as applicable, in the event of a SPAC Control Transaction.

2.9	Ownership of Outstanding Shares

Without the prior approval of the holders of the Exchangeable Shares given in accordance with Section 11(3) of the Share Provisions, SPAC covenants and agrees that, as long as any outstanding Exchangeable Shares are owned by any person other than SPAC or its affiliates, SPAC shall be and remain the direct or indirect beneficial owner of all issued and outstanding voting shares in the capital of ExchangeCo. Notwithstanding the foregoing, but subject to Article 4, SPAC shall not be in violation of this Section 2.9 if any person or group of persons acting jointly or in concert acquire all or substantially all of the assets of SPAC or the SPAC Shares pursuant to any merger of SPAC pursuant to which SPAC is not the surviving corporation.

2.10	SPAC and Affiliates Not to Vote Exchangeable Shares

SPAC covenants and agrees that it shall appoint and cause to be appointed proxyholders with respect to all Exchangeable Shares held by it and its affiliates for the sole purpose of attending each meeting of Beneficiaries in order to be counted as part of the quorum for each such meeting. SPAC further covenants and agrees that it shall not, and shall cause its affiliates not to, exercise any voting rights which may be exercisable by Beneficiaries from time to time pursuant to the Share Provisions or pursuant to the provisions of the OBCA (or any successor or other corporate statute by which ExchangeCo may in the future be governed) with respect to any Exchangeable Shares held by it or by its affiliates in respect of any matter considered at any meeting of Beneficiaries.

2.11	Ordinary Market Purchases

For certainty, nothing contained in this agreement, including the obligations of SPAC contained in Section 2.8, shall limit the ability of SPAC (or any of its subsidiaries including, without limitation, ExchangeCo) to make ordinary market purchases of SPAC Shares in accordance with applicable laws and regulatory or stock exchange requirements.

Article 3
EXCHANGE AND AUTOMATIC EXCHANGE

3.1	Grant of Exchange Right and Automatic Exchange Right

(a)	SPAC hereby grants to the Beneficiaries:

(i)	the right (the “Exchange Right”), exercisable solely upon the occurrence and during the continuance of an Insolvency Event, to require SPAC to purchase from each or any Beneficiary all or any part of the Exchangeable Shares held by such Beneficiary, and

(ii)	the Automatic Exchange Right, exercisable solely upon the occurrence a Liquidation Event as set forth in Section 3.8 below,

all in accordance with the provisions of this agreement. SPAC hereby acknowledges receipt from the Beneficiaries of good and valuable consideration (and the adequacy thereof) for the grant of the Exchange Right and the Automatic Exchange Right by SPAC to the Beneficiaries.

(b)	The obligations of SPAC to issue SPAC Shares pursuant to the Automatic Exchange Right or the Exchange Right are subject to all applicable laws and regulatory or stock exchange requirements.

3.2	Legended Share Certificates

ExchangeCo shall cause each certificate (if any) representing Exchangeable Shares to bear an appropriate legend notifying the Beneficiaries of their right with respect to the exercise of the Exchange Right in respect of the Exchangeable Shares, and the Automatic Exchange Right.

3.3	Purchase Price

The purchase price payable by SPAC for each Exchangeable Share to be purchased by SPAC under the Exchange Right shall be an amount per share (the “Exchange Right Purchase Price”) equal to (i) the Current Market Price of a SPAC Share on the day before the exchange, which shall be satisfied in full by SPAC issuing to the Beneficiary one SPAC Share, plus (ii) an additional amount equal to the full amount of all declared and unpaid dividends, if any, on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the date of the exchange. In connection with each exercise of the Exchange Right, SPAC shall provide to the Beneficiaries an officer’s certificate setting forth the calculation of the Exchange Right Purchase Price.

3.4	Exercise Instructions

Subject to the terms and conditions set forth herein, a Beneficiary shall be entitled, upon the occurrence and during the continuance of an Insolvency Event, to exercise the Exchange Right with respect to all or any part of the Exchangeable Shares registered in the name of such Beneficiary on the books of ExchangeCo. To cause the exercise of the Exchange Right, the Beneficiary shall deliver to SPAC, in person or by certified or registered mail, at such place as SPAC may from time to designate by written notice to the Beneficiaries, the certificate or certificates representing the Exchangeable Shares which such Beneficiary desires SPAC to purchase, duly endorsed in blank for transfer, and accompanied by such other documents and instruments as SPAC, ExchangeCo and the Transfer Agent may reasonably require, together with:

(a)	a duly completed form of notice of exercise of the Exchange Right, stating: (i) that the Beneficiary is exercising the Exchange Right so as to require SPAC to purchase from the Beneficiary the number of Exchangeable Shares specified therein, (ii) that such Beneficiary has good title to and owns all such Exchangeable Shares to be acquired by SPAC free and clear of all liens, claims, security interests and encumbrances, (iii) the names in which the certificates (or the electronic equivalent thereof) representing SPAC Shares issuable in connection with the exercise of the Exchange Right are to be issued, and (iv) the names and addresses of the persons to whom such new certificates (or the electronic equivalent thereof) should be delivered, and

(b)	payment (or evidence satisfactory to ExchangeCo and SPAC of payment) of the taxes (if any) payable as contemplated by Section 3.6 of this agreement.

If only a part of the Exchangeable Shares represented by any certificate or certificates are to be purchased by SPAC under the Exchange Right, a new certificate (or the electronic equivalent thereof) for the balance of such Exchangeable Shares shall be issued to the holder at the expense of ExchangeCo.

3.5	Delivery of SPAC Shares; Effect of Exercise

Promptly after the receipt of the certificates representing the Exchangeable Shares which the Beneficiary desires SPAC to purchase under the Exchange Right, duly endorsed for transfer to SPAC, together with a duly completed form of notice of exercise of the Exchange Right and such other documents and payment as required by Section 3.4, SPAC shall promptly thereafter deliver or cause to be delivered to the Beneficiary in respect of such Exchangeable Shares (or to such other persons, if any, properly designated by such Beneficiary) the Exchange Right Purchase Price deliverable in connection with the exercise of the Exchange Right; provided, however, that no such delivery shall be made unless and until the Beneficiary requesting the same shall have paid (or provided evidence satisfactory to ExchangeCo and SPAC of the payment of) the taxes (if any) payable as contemplated by Section 3.6 of this agreement. Immediately upon the giving of notice by the Beneficiary to SPAC of the exercise of the Exchange Right in accordance with Section 3.4, the closing of the transaction of purchase and sale contemplated by the Exchange Right shall be deemed to have occurred, and the Beneficiary of such Exchangeable Shares shall be deemed to have transferred to SPAC all of such Beneficiary’s right, title and interest in and to such Exchangeable Shares and shall cease to be a holder of such Exchangeable Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive the Exchange Right Purchase Price unless such Exchange Right Purchase Price is not delivered by SPAC to the Beneficiary (or to such other person, if any, properly designated by such Beneficiary) within three business days of the date of the giving of such notice, in which case the rights of the Beneficiary shall remain unaffected until such Exchange Right Purchase Price is delivered by SPAC and any cheque included therein is paid.

3.6	Stamp or Other Transfer Taxes

Upon any sale of Exchangeable Shares to SPAC pursuant to the Exchange Right or the Automatic Exchange Right, the share certificate or certificates representing SPAC Shares to be delivered in connection with the payment of the Exchange Right Purchase Price or the Automatic Exchange Right Purchase Price (as applicable) therefor shall be issued in the name of the Beneficiary in respect of the Exchangeable Shares so sold or in such names as such Beneficiary may otherwise direct in writing without change to the holder of the Exchangeable Shares so sold; provided, however, that such Beneficiary (a) shall pay (and neither SPAC nor ExchangeCo shall be required to pay) any documentary, stamp, transfer of other taxes that may be payable in respect of any transfer involved in the issuance or delivery of such shares to a person other than such Beneficiary or (b) shall have provided evidence satisfactory to SPAC and ExchangeCo that such taxes, if any, have been paid.

3.7	Notice of Insolvency Event

As soon as practicable following the occurrence of an Insolvency Event or any event that with the giving of notice or the passage of time or both would be an Insolvency Event, ExchangeCo shall provide notice of such Insolvency Event to SPAC and mail to each Beneficiary a notice of such Insolvency Event in the form provided by SPAC, which notice shall contain a brief statement of the rights of the Beneficiaries with respect to the Exchange Right together with any necessary documentation that would need to be completed in order to exercise such Exchange Right. In the event that a Beneficiary has exercised its retraction right under Section 6 of the Share Provisions to require ExchangeCo to redeem any or all of the Exchangeable Shares held by the Beneficiary (the “Retracted Shares”) and is notified by ExchangeCo pursuant to Section 6(7) of the Share Provisions that ExchangeCo will not be permitted as a result of solvency requirements of applicable law to redeem all such Retracted Shares, and provided that Callco shall not have exercised its Retraction Call Right with respect to the Retracted Shares and that the Beneficiary shall not have revoked the Retraction Request in respect of such Exchangeable Shares in the manner specified in Section 6(8) of the Share Provisions, the Retraction Request will constitute and will be deemed to constitute notice from the Beneficiary to SPAC and ExchangeCo that the Beneficiary is exercising the Exchange Right with respect to those Retracted Shares that ExchangeCo is unable to redeem. In any such event, ExchangeCo hereby agrees with the Beneficiaries to notify the Beneficiaries immediately of such prohibition against ExchangeCo redeeming the Retracted Shares and to immediately forward or cause to be forwarded to SPAC all relevant materials delivered by the Beneficiary to ExchangeCo or to the Transfer Agent in connection with such proposed redemption of the Retracted Shares, and the Beneficiary will thereupon be deemed to exercise the Exchange Right with respect to the Retracted Shares that ExchangeCo is not permitted to redeem and SPAC shall thereupon purchase such shares pursuant to the Exchange Right in accordance with the provisions of this Article 3.

3.8	Automatic Exchange on Liquidation of SPAC

(a)	SPAC shall give ExchangeCo written notice of each of the following events at the time set forth below:

(i)	in the event of any determination by the board of directors of SPAC to institute voluntary liquidation, dissolution or winding-up proceedings with respect to SPAC or to effect any other distribution of assets of SPAC among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution; and

(ii)	as soon as practicable following the earlier of (A) receipt by SPAC of notice of, and (B) SPAC otherwise becoming aware of, any instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of SPAC or to effect any other distribution of assets of SPAC among its shareholders for the purpose of winding up its affairs, in each case where SPAC has failed to contest in good faith any such proceeding commenced in respect of SPAC, within 30 days of becoming aware thereof.

(b)	As soon as practicable following receipt by ExchangeCo from SPAC of notice of any event (a “Liquidation Event”) contemplated by Section 3.8(a), ExchangeCo shall give notice thereof to the Beneficiaries. Such notice shall include a brief description of the automatic exchange of Exchangeable Shares for SPAC Shares provided for in Section 3.8(c).

(c)	In order that the Beneficiaries will be able to participate on a pro rata basis with the holders of SPAC Shares in the distribution of assets of SPAC in connection with a Liquidation Event, immediately prior to the effective date (the “Liquidation Event Effective Date”) of a Liquidation Event, all of the then outstanding Exchangeable Shares (other than Exchangeable Shares owned by SPAC or its affiliates) shall be automatically exchanged for SPAC Shares in accordance with this Section 3.8. To effect such automatic exchange, SPAC shall purchase each Exchangeable Share outstanding immediately prior to the Liquidation Event Effective Date and held by Beneficiaries, and each Beneficiary shall sell the Exchangeable Shares held by it at such time, free and clear of any lien, claim or encumbrance, for a purchase price per share (the “Automatic Exchange Right Purchase Price”) equal to (i) the Current Market Price of a SPAC Share on the day prior to the Liquidation Event Effective Date, which shall be satisfied in full by SPAC issuing to the Beneficiary one SPAC Share, plus (ii) an additional amount equal to the full amount of all declared and unpaid dividends, if any, on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the date of the exchange. Upon payment by SPAC of such Automatic Exchange Right Purchase Price, the relevant Beneficiary shall cease to have any right to be paid by ExchangeCo any amount in respect of each Exchangeable Share.

(d)	The closing of the transaction of purchase and sale contemplated by the Automatic Exchange Right shall be deemed to have occurred immediately prior to the Liquidation Event Effective Date, and each Beneficiary shall be deemed to have transferred to SPAC all of the Beneficiary’s right, title and interest in and to such Beneficiary’s Exchangeable Shares free and clear of any lien, claim or encumbrance and each such Beneficiary shall cease to be a holder of such Exchangeable Shares and SPAC shall issue to the Beneficiary the SPAC Shares issuable upon the automatic exchange of Exchangeable Shares for SPAC Shares and on the applicable payment date shall deliver to the Beneficiaries a cheque for the balance, if any, of the Automatic Exchange Right Purchase Price for such Exchangeable Shares, without interest, in each case less any amounts withheld pursuant to Section 3.9. Upon the request of a Beneficiary and the surrender by the Beneficiary of Exchangeable Share certificates deemed to represent SPAC Shares, duly endorsed in blank and accompanied by such instruments of transfer as SPAC may reasonably require, SPAC shall deliver or cause to be delivered to the Beneficiary certificates (or the electronic equivalent thereof) representing the SPAC Shares of which the Beneficiary is entitled.

3.9	Withholding Rights

SPAC, Callco, ExchangeCo and the Transfer Agent shall be entitled to deduct and withhold from any dividend, distribution, price or other consideration, including SPAC Shares, payable under this agreement to any Beneficiary such amounts as they are required to deduct and withhold with respect to such payment under the Income Tax Act (Canada) or United States tax laws or any provision of provincial, territorial, state, local or foreign tax law, in each case as amended or succeeded. SPAC, Callco, ExchangeCo and the Transfer Agent may act and rely on the advice of counsel with respect to such matters. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing Agency. To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, SPAC, Callco, ExchangeCo and the Transfer Agent are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to SPAC, Callco, ExchangeCo or the Transfer Agent, as the case may be, to enable it to comply with such deduction or withholding requirement and SPAC, Callco or ExchangeCo shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale.

3.10	Restrictions on Transfer

A Beneficiary shall not Transfer any Exchangeable Shares (or any other securities of ExchangeCo received on account of the Beneficiary’s ownership of Exchangeable Shares) unless such Transfer is: (a) a Transfer of Exchangeable Shares by the Beneficiary to SPAC or its affiliates pursuant to the terms of this Agreement, (b) a Transfer approved by the Board of Directors of ExchangeCo, which approval may be withheld for any reason, (c) a Transfer to a Permitted Transferee, (d) any Transfer in connection with any pledge or other encumbrance pursuant to a bona fide financing transaction entered into by the holder or its affiliates, or (e) the Transfer of any such shares under clause (d) resulting from any foreclosure thereon, and provided further that in each instance of a Transfer pursuant to any of the foregoing clauses, the holder concurrently Transfers an equal number of shares of Class C common stock in the capital of SPAC held by such holder to the transferee. As used above, the term “Transfer” includes the making of any sale, exchange, assignment, gift, grant of security interest, pledge, mortgage or other direct or indirect disposition or encumbrance, or any contract therefor, any trust or other agreement or arrangement with respect to any other beneficial interest in such securities, the creation of any other claim thereto or any other transfer or disposition whatsoever, whether voluntary or involuntary, affecting the right, title, interest or possession in or to such securities.

Article 4
SPAC SUCCESSORS

4.1	Certain Requirements in Respect of Combination, etc.

So long as any Exchangeable Shares not owned by SPAC or its affiliates are outstanding, SPAC shall not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, arrangement, amalgamation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing corporation resulting therefrom, provided that it may do so if:

(a)	such other person or continuing corporation (the “SPAC Successor”) by operation of law, becomes, without more, bound by the terms and provisions of this agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are necessary or advisable to evidence the assumption by the SPAC Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such SPAC Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of SPAC under this agreement; and

(b)	such transaction shall be upon such terms and conditions as to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the other parties hereunder or the holders of the Exchangeable Shares.

4.2	Vesting of Powers in Successor

Whenever the conditions of Section 4.1 have been duly observed and performed, SPAC, ExchangeCo and Callco, if required by Section 4.1, shall execute and deliver the supplemental agreement provided for in Section 4.1(a) and thereupon the SPAC Successor and such other person that may then be the issuer of the SPAC Shares shall possess and from time to time may exercise each and every right and power of SPAC under this agreement in the name of SPAC or otherwise and any act or proceeding by any provision of this agreement required to be done or performed by the board of directors of SPAC or any officers of SPAC may be done and performed with like force and effect by the directors or officers of such SPAC Successor.

4.3	Wholly-Owned Subsidiaries

Nothing herein shall be construed as preventing (i) the amalgamation or merger of any wholly-owned direct or indirect subsidiary of SPAC (other than ExchangeCo or Callco) with or into SPAC, (ii) the winding-up, liquidation or dissolution of any wholly-owned direct or indirect subsidiary of SPAC (other than ExchangeCo or Callco), provided that all of the assets of such subsidiary are transferred to SPAC or another wholly-owned direct or indirect subsidiary of SPAC, or (iii) any other distribution of the assets of any wholly-owned direct or indirect subsidiary of SPAC (other than ExchangeCo or Callco) among the shareholders of such subsidiary for the purpose of winding up its affairs, and any such transactions are expressly permitted by this Article 4.

4.4	Successorship Transaction

Notwithstanding the foregoing provisions of Article 4, in the event of a SPAC Control Transaction:

(a)	in which SPAC merges or amalgamates with, or in which all or substantially all of the then outstanding SPAC Shares are acquired by, one or more other corporations to which SPAC is, immediately before such merger, amalgamation or acquisition, “related” within the meaning of the Income Tax Act (Canada) (otherwise than by virtue of a right referred to in paragraph 251(5)(b) thereof);

(b)	which does not result in an acceleration of the Redemption Date in accordance with paragraph (b) of that definition; and

(c)	in which all or substantially all of the then outstanding SPAC Shares are converted into or exchanged for shares or rights to receive such shares (the “Other Shares”) of another corporation (the “Other Corporation”) that, immediately after such SPAC Control Transaction, owns or controls, directly or indirectly, SPAC;

then all references herein to “SPAC” shall thereafter be and be deemed to be references to “Other Corporation” and all references herein to “SPAC Shares” shall thereafter be and be deemed to be references to “Other Shares” (with appropriate adjustments if any, as are required to result in a Beneficiary on the exchange, redemption or retraction of Exchangeable Shares pursuant to Section 7 of the Share Provisions immediately subsequent to the SPAC Control Transaction being entitled to receive that number of Other Shares equal to the number of SPAC Shares such Beneficiary would have received if the exchange, redemption or retraction of such Exchangeable Shares pursuant to Section 7 of the Share Provisions had occurred immediately prior to the SPAC Control Transaction and the SPAC Control Transaction was completed) without any need to amend the terms and conditions of the Exchangeable Shares and without any further action required.

Article 5
GENERAL

5.1	Term

This agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any person other than SPAC or its affiliates.

5.2	Changes in Capital of SPAC and ExchangeCo

At all times after the occurrence of any event contemplated pursuant to Section 2.7 and Section 2.8 or otherwise, as a result of which either SPAC Shares or the Exchangeable Shares or both are in any way changed, this agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which SPAC Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.

5.3	Severability

If any term or other provision of this agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

5.4	Amendments, Modifications

(a)	Subject to Sections 5.2, 5.3 and 5.5, this agreement may not be amended or modified except by an agreement in writing executed by ExchangeCo and SPAC and approved by the holders of the Exchangeable Shares in accordance with Section 11(3) of the Share Provisions.

(b)	No amendment or modification or waiver of any of the provisions of this agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto.

5.5	Ministerial Amendments

Notwithstanding the provisions of Section 5.4, SPAC, Callco and ExchangeCo may in writing at any time and from time to time, without the approval of the holders of the Exchangeable Shares, amend or modify this agreement for the purposes of:

(a)	adding to the covenants of any or all parties provided that the board of directors of each of ExchangeCo and SPAC shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares;

(b)	making such amendments or modifications not inconsistent with this agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the board of directors of each of ExchangeCo and SPAC, it may be expedient to make, provided that each such boards of directors shall be of the good faith opinion, after consultation with counsel, that such amendments or modifications will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares; or

(c)	making such changes or corrections which, on the advice of counsel to ExchangeCo and SPAC, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the boards of directors of each of ExchangeCo and SPAC shall be of the good faith opinion that such changes or corrections will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares.

5.6	Meeting to Consider Amendments

ExchangeCo, at the request of SPAC, shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval pursuant to Section 5.4. Any such meeting or meetings shall be called and held in accordance with the bylaws of ExchangeCo, the Share Provisions and all applicable laws.

5.7	Enurement

This agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns including, in respect of any amalgamation undertaken under applicable corporate law.

5.8	Notices to Parties

Any notice and other communications required or permitted to be given pursuant to this agreement shall be sufficiently given if delivered in person or if sent by email transmission (provided such transmission is recorded as being transmitted successfully) to the parties at the following addresses:

(i)	In the case of SPAC or ExchangeCo, to the following:

c/o Rumble Inc.

218 Adelaide Street West, Suite 400

Toronto, Ontario M5H 1W7

Attention: Christopher Pavlovski and Michael Ellis

Email: [REDACTED]

(ii)	In the case of the Beneficiaries, to the following:

the address of the Beneficiary recorded in the securities register of ExchangeCo or, in the event of the address of any Beneficiary not being so recorded, then at the last known address of the Beneficiary, or at such other address as the party to which such notice or other communication is to be given has last notified the party giving the same in the manner provided in this section, and if so given the same shall be deemed to have been received on the date of such delivery or sending.

5.9	Counterparts

This agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

5.10	Jurisdiction

This agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. Each party hereto irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Ontario with respect to any matter arising hereunder or related hereto.

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IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed as of the date first above written.

RUMBLE INC. (formerly CF ACQUISITION CORP. VI)

/s/ Christopher Pavlovski
Name: Christopher Pavlovski Title: Authorized Signatory

1000045728 ONTARIO INC.

/s/ Christopher Pavlovski
Name: Christopher Pavlovski Title: Authorized Signatory

1000045707 ONTARIO INC.

/s/ Christopher Pavlovski
Name: Christopher Pavlovski Title: Authorized Signatory

2083053 ONTARIO INC.	2286404 ONTARIO INC.

/s/ Perry Kereakou	/s/ Ryan Milnes
Name: Perry Kereakou Title: Authorized Signatory	Name: Ryan Milnes Title: Authorized Signatory

OBELYSK MEDIA INC.

/s/ John Bitove	/s/ Alexander Karapalevski
Name: John Bitove Title: Authorized Signatory	ALEXANDER KARAPALEVSKI

/s/ Brandon Alexandroff	/s/ Christopher Pavlovski
BRANDON ALEXANDROFF	CHRISTOPHER PAVLOVSKI

/s/ Claudio Ramolo	/s/ Krume Karapalevski
CLAUDIO RAMOLO	KRUME KARAPALEVSKI

/s/ Wojciech Hlibowicki
WOJCIECH HLIBOWICKI

Schedule 1

Initial Registered Holders

2083053 Ontario Inc.

-and-

2286404 Ontario Inc.

-and-

Alexander Karapalevski

-and-

Brandon Alexandroff

-and-

Christopher Pavlovski

-and-

Claudio Ramolo

-and-

Krume Karapalevski

-and-

Obelysk Media Inc.

-and-

Wojciech Hlibowicki